Exhibit 99.1

FOR IMMEDIATE RELEASE

October 22, 2014

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports Continued Improvement in Operating Results

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), holding company of the 127-year-old IBERIABANK (www.iberiabank.com), reported operating results for the third quarter ended September 30, 2014. For the quarter, the Company reported income available to common shareholders of $29.7 million, or $0.89 per fully diluted earnings per share. In the third quarter of 2014, the Company incurred non-operating income and costs equal to $5.8 million on a pre-tax basis, or $0.11 per share on an after-tax basis. Excluding non-operating items, EPS in the third quarter of 2014 was $1.00 per share on a non-GAAP operating basis, compared to $0.96 per share in the second quarter of 2014 (refer to press release supplemental table.)

The Company completed the acquisitions of Teche Holding Company (“Teche”) on May 31, 2014, and First Private Holdings, Inc. (“First Private”) on June 30, 2014. Financial statements reflect the impact of the acquisitions beginning on their respective acquisition dates and are subject to future refinements to purchase accounting adjustments. The conversions of branch and operating systems for Teche were successfully completed over the weekend of June 28-29, 2014, and for First Private over the weekend of September 6-7, 2014. The Company incurred approximately $3.0 million in pre-tax conversion-related and severance costs during the third quarter of 2014.

Daryl G. Byrd, President and Chief Executive Officer, commented, “We are proud of the healthy improvement in our operating performance in the third quarter. We experienced strong annualized organic loan and deposit growth equal to 16% and 13%, respectively. Our operating leverage continued to improve as tax-equivalent operating revenues climbed $9 million, or 6%, while operating expenses increased $3 million, or 3%. Based on the assumptions in our current forecasts and our third quarter results, we expect our operating EPS for the full-year 2014 will be on the upper-end of our previously provided EPS guidance range of $3.65 to $3.70 per share. We remain focused on enhancing long-term shareholder value through improved operating leverage and profitability and we are progressing well on our strategic financial targets.”

Byrd continued, “We are also particularly pleased with our continuous focus on franchise development. Our team has demonstrated an ability to expand our client base through various credit and interest rate cycles over the last 15 years and we have done so in an extraordinarily high-quality manner. Our growth has been achieved through both organic and acquisition means. We are delighted to find strategic partners who share our vision of exceptional client service, franchise strength, and opportunity.”

Highlights for the third quarter of 2014 and September 30, 2014:

•	On October 3, 2014, the Company announced the signing of a definitive agreement to acquire by merger Florida Bank Group, Inc. (“Florida Bank Group”) based in Tampa, Florida. At September 30, 2014, Florida Bank Group had total assets of $518 million, gross loans of $324 million, and total deposits of $393 million. The Company anticipates closing the transaction in the first quarter of 2015, subject to customary closing conditions, including the receipt of regulatory approvals and the approval of Florida Bank Group’s shareholders.

•	The Company’s tangible operating efficiency ratio improved from 68.3% in the second quarter of 2014 to 66.4% in the third quarter of 2014. Based on current estimates, the Company forecasts a tangible efficiency ratio of approximately 67% in the fourth quarter of 2014.

•	On a linked quarter basis, operating non-interest income decreased $2.9 million, or 6%, in the third quarter of 2014. Mortgage income decreased $5.1 million, or 29%, title revenue increased $0.3 million, or 6%, service charge income increased $2.0 million, or 24%, and capital markets income decreased $0.3 million, or 9%, on a linked quarter basis.

•	Total loan growth was $181 million, or 2%, between quarter-ends, while legacy loan growth, which excludes all assets covered under FDIC loss share agreements and other non-covered acquired assets (collectively, “Acquired Assets”), increased $348 million, or 4%, between quarter-ends (16% annualized rate). The loan growth was well balance between small business (25%), consumer (33%), and commercial (42%).

•	Total deposits increased $397 million, or 3%, between quarter-ends. Core deposits, which excludes time deposits, increased $307 million, or 3% (12% annualized rate). Non-interest-bearing deposits increased $110 million, or 4%, between quarter-ends (14% on an annualized basis).

•	The Company’s legacy asset quality remained strong in the third quarter of 2014. At September 30, 2014, and excluding Acquired Assets, nonperforming assets (“NPAs”) equated to 0.46% of total assets, loans past due 30 days or more equated to 0.55% of total loans, and classified assets equated to 0.50% of total assets.

•	Net charge-offs totaled $2.2 million in the third quarter of 2014, or an annualized 0.08% of average loans. Over the past 11 quarters, net charge-offs averaged 0.05% of average loans. The Company recorded a $5.7 million loan loss provision, compared to $4.7 million in the second quarter of 2014.

•	The net interest margin decreased one basis point on a linked quarter basis to 3.47%, which was within the previously disclosed guidance range of 3.45% to 3.50%. The Company’s growth in excess liquidity during the third quarter accounted for a one basis point decline in the net interest margin on a linked quarter basis. Based on interest rate risk modeling and other factors, management stated its expectation of the net interest margin in the fourth quarter of 2014 to be in the range of 3.40% to 3.45%.

Table A - Summary Financial Results

	For the Quarter Ended:			Linked Quarter
Selected Financial Data	9/30/2013	6/30/2014	9/30/2014	% Change
Net Income ($ in thousands)	$23,192	$18,548	$29,744	60%
Per Share Data:
Fully Diluted Earnings	$0.78	$0.60	$0.89	48%
Operating Earnings (Non-GAAP)	0.83	0.96	1.00	4%
Pre-provision Operating Earnings (Non-GAAP)	0.89	1.06	1.11	5%
Tangible Book Value	37.00	37.41	37.91	1%

	As of and for the Quarter Ended:			Linked Quarter
Key Ratios	9/30/2013	6/30/2014	9/30/2014	Basis Point Change
Return on Average Assets	0.71%	0.53%	0.76%	23	bps
Return on Average Common Equity	6.08%	4.56%	6.52%	196	bps
Return on Average Tangible Common Equity (Non-GAAP)	8.74%	6.62%	9.68%	306	bps
Net Interest Margin (TE) (1)	3.37%	3.48%	3.47%	(1	) bps
Tangible Operating Efficiency Ratio (TE) (Non-GAAP) (1)	73.0%	68.3%	66.4%	(183	) bps
Tangible Common Equity Ratio (Non-GAAP)	8.64%	8.46%	8.47%	1	bps
Tier 1 Leverage Ratio	9.65%	10.03%	9.22%	(81	) bps
Tier 1 Common Ratio (Non-GAAP)	10.95%	10.33%	10.34%	1	bps
Total Risk Based Capital Ratio	13.28%	12.43%	12.42%	(1	) bps
Net Charge-Offs to Average Loans (2)	0.02%	0.04%	0.09%	5	bps
Non-performing Assets to Total Assets (2)	0.66%	0.53%	0.46%	(7	) bps

	For the Quarter Ended:
Adjusted Selected Key Ratios	GAAP 9/30/2014	Adjustments (3)	Non-GAAP 9/30/2014
Return on Average Assets	0.76%	0.10%	0.86%
Return on Average Common Equity	6.52%	0.83%	7.35%
Return on Average Tangible Common Equity (Non-GAAP)	9.68%	1.19%	10.87%
Tangible Efficiency Ratio (TE)(1) (Non-GAAP)	70.9%	(4.4%)	66.4%

(1)	Fully taxable equivalent basis.
(2)	Excluding FDIC Covered Assets and Acquired Assets.
(3)	Adjusted results exclude the income statement impact of the non-operating items included in Table 11, net of tax where applicable, without adjustment to any balance sheet accounts.

Refer to press release supplemental table for a reconciliation of GAAP and non-GAAP measures.

Operating Results

On a linked quarter basis, average earning assets increased $1.3 billion, or 10%, as average loans increased $1.0 billion, or 10%, average indemnification asset (“IA”) declined $20 million, or 15%, average investment securities increased $28 million, or 1%, and other earning assets increased $259 million, or 84%. Also on a linked quarter basis, the average earning asset yield increased one basis point, and the cost of interest-bearing liabilities increased three basis points. As a result, the net interest spread decreased two basis points, and the net interest margin decreased one basis point. Tax-equivalent net interest income increased $12 million, or 11%, as average earning assets increased significantly while the net interest margin declined slightly.

Table B - Quarterly Average Yields/Cost (1)

	For Quarter Ended:			Linked Quarter
	9/30/2013	6/30/2014	9/30/2014	Basis Point Change
Investment Securities	1.98%	2.24%	2.20%	(4	) bps
Covered Loans, net of loss share receivable	2.88%	3.16%	3.07%	(9	) bps
Non-covered Loans	4.39%	4.30%	4.37%	7	bps

Loans & Loss Share Receivable	4.21%	4.22%	4.29%	7	bps
Mortgage Loans Held For Sale	4.32%	4.21%	3.84%	(37	) bps
Other Earning Assets	0.89%	0.82%	0.60%	(22	) bps

Total Earning Assets	3.74%	3.80%	3.81%	1	bps

Interest-bearing Deposits	0.40%	0.35%	0.40%	5	bps
Short-Term Borrowings	0.14%	0.16%	0.17%	1	bps
Long-Term Borrowings	3.37%	3.34%	2.75%	(59	) bps

Total Interest-bearing Liabilities	0.49%	0.43%	0.46%	3	bps

Net Interest Spread	3.25%	3.38%	3.36%	(2	) bps
Net Interest Margin	3.37%	3.48%	3.47%	(1	) bps

(1) Earning asset yields are shown on a fully taxable-equivalent basis.

During the third quarter, the non-covered loan yield increased seven basis points, while the net covered loan yield (net of IA amortization) decreased nine basis points. The average covered loan volume declined $66 million, or 11%. As a result of the reduction in yield and volume, the associated net covered income declined $0.8 million on a linked quarter basis, which was slightly better than management’s expectations.

For the fourth quarter of 2014, the Company projects the prospective yield on the covered loan portfolio net of the IA amortization to approximate 3.68%, compared to 3.07% in the third quarter. The average balance of the net covered loan portfolio is projected to decline approximately $62 million, based on current cash flow assumptions and estimates. Net income on the covered loan portfolio is projected to increase approximately $0.2 million between the third and fourth quarters of 2014. In the third quarter of 2014, the net covered income equated to less than 4% of total net interest income, compared to 11% in the full year of 2013.

On a period-end basis, the IA declined $26 million, or 21%, from $121 million at June 30, 2014, to $95 million at September 30, 2014. During the third quarter of 2014, the Company included an impairment charge on its IA of $4.8 million, which is included in non-operating expenses in Table 11. The impairment charge was a result of a change in the timing of covered OREO sales that were deferred to early 2015. The portion of the IA collectible from the FDIC increased $6 million, or 27%. Approximately $5 million of the $6 million increase in FDIC-related IA is considered temporary and will likely reverse in the fourth quarter of 2014 due to the anticipated collection of certificate proceeds. The portion of the IA collectible from other real estate owned (“OREO”) and customers declined $32 million, or 32%.

Aggregate non-interest income decreased $2.3 million, or 5%, on a linked quarter basis. Excluding non-operating items, operating non-interest income decreased $2.9 million, or 6%. The primary changes in operating non-interest income on a linked quarter basis were:

•	Decreased mortgage income of $5.1 million, or 29%;

•	Decreased fees on client derivative income of $0.6 million, or 60%; and

•	Decreased capital markets revenue of $0.3 million, or 9%; partially offset by

•	Increased service charge income of $2.0 million, or 24%;

•	Increased ATM/debit card fee income of $0.4 million, or 12%; and

•	Increased title revenue of $0.3 million, or 6%.

The $5.1 million decrease in mortgage income was primarily the result of $7 million lower market value adjustments (a negative $4.5 million adjustment in the third quarter of 2014 compared to a $2.5 million positive adjustment in the second quarter of 2014.) The Company experienced higher production and sales volumes, and favorable pricing dynamics. Mortgage commission and production incentives expense (which is included in non-interest expense) increased $0.4 million, or 12%, on a linked quarter basis.

In the third quarter of 2014, the Company originated $456 million in residential mortgage loans, up $20 million, or 5%, on a linked quarter basis. Client loan refinancing opportunities accounted for approximately 25% of mortgage loan applications in the third quarter of 2014, compared to 13% in the second quarter of 2014. The Company sold $488 million in mortgage loans during the third quarter of 2014, up $93 million, or 24%, on a linked quarter basis. The mortgage origination locked pipeline and loans held for sale decreased $40 million, or 11% between June 30, 2014, and September 30, 2014. At October 10, 2014, the locked pipeline was $194 million, up $15 million, or 8% compared to September 30, 2014. The mortgage loan origination business primarily focuses on retail mortgage loans originated by the Company.

Service charge income increased $2.0 million, or 24%, on a linked quarter basis. This revenue increase was significantly influenced by the Teche and First Private acquisitions and seasonality differences between the quarters.

Assets under management at IBERIA Wealth Advisors (“IWA”) were $1.2 billion at September 30, 2014. Due to seasonal influences and other factors, revenues for IWA decreased 4% on a linked quarter basis, and were down 3% compared to the third quarter of 2013. IBERIA Financial Services revenues increased 4% on a linked quarter basis, and were up 12% compared to the third quarter of 2013. IBERIA Capital Partners experienced a $0.3 million, or 9% decline in revenues on a linked quarter basis, due to lower investment banking income as a result of negative market conditions, partially offset by improved trading and research income.

Non-interest expense decreased $7.3 million, or 6%, on a linked quarter basis, while operating expense increased $3.4 million, or 3%. The third quarter of 2014 included the operating expenses of Teche and First Private for a full three-month period, whereas the second quarter of 2014 included only one month of Teche’s operating expenses. The differential in operating expenses due to the timing of the consummation of the acquisitions was approximately $1.7 million. Operating expense changes included the following on a linked-quarter basis:

•	Increased provision for unfunded commitments (included in credit/loan related expense) of $1.1 million;

•	Increased hospitalization expense of $1.0 million, or 26%;

•	Increased occupancy and equipment expense of $0.7 million, or 5%; and

•	Increased mortgage commissions of $0.4 million, or 12%; partially offset by

•	Decreased other salary and benefit expenses of $1.0 million, or 2%.

Through the third quarter of 2014, the Company achieved approximately 85% of the targeted run-rate expense savings of $10.7 million. The Company continues to review its operating metrics for future opportunities to improve revenues and reduce expenses, and remains comfortable with the targeted run-rate savings during 2014.

Loans

Total loans increased $181 million, or 2%, between June 30, 2014, and September 30, 2014. The loan portfolio covered under FDIC loss share protection at September 30, 2014, decreased $61 million, or 10%, compared to June 30, 2014. Excluding covered and Acquired Assets, total loans increased $348 million, or 4% (16% annualized rate), during the third quarter. Legacy commercial loans increased $234 million, or 4% (which included $87 million in business banking loan growth, up 12%, or 48% annualized rate), legacy consumer loans increased $74 million, or 4%, and legacy mortgage loans increased $39 million, or 9%, during the quarter. Loan origination and renewal growth during the third quarter of 2014 were strongest in the Houston, Acadiana, New Orleans, Dallas, and Naples markets. Funded loan origination and renewal mix in the third quarter of 2014 was 44% fixed rate and 56% floating rate, and total loans outstanding (excluding nonaccruals) were 49% fixed and 51% floating. Loans and commitments originated and/or renewed during the third quarter of 2014 totaled $1.2 billion (up 26% on a linked quarter basis). Energy-related loans outstanding totaled $840 million at September 30, 2014, up $21 million, or 3%, compared to June 30, 2014, and equated to approximately 8% of total loans. The Company had no student loans outstanding at September 30, 2014.

Table C - Period-End Loans ($ in Millions)

	Period-End Balances ($ Millions)			% Change (1)			Mix
	9/30/13	6/30/14	9/30/14	Year/Year	Qtr/Qtr	Annualized	6/30/14	9/30/14
Commercial	$5,541	$6,387	$6,622	20%	4%	15%	59%	60%
Consumer	1,789	1,987	2,061	15%	4%	15%	18%	19%
Mortgage	390	458	497	27%	9%	34%	4%	4%

Legacy Loans	$7,720	$8,832	$9,180	19%	4%	16%	81%	83%
Acquired Loans	516	1,481	1,375	166%	-7%	-29%	14%	12%
Covered Loans	807	585	524	-35%	-10%	-42%	5%	5%

Total Loans	$9,043	$10,899	$11,079	23%	2%	7%	100%	100%

Deposits

Total deposits increased $397 million, or 3%, from June 30, 2014 to September 30, 2014. Non-interest-bearing deposits increased $110 million, or 4%, and equated to 26% of total deposits at September 30, 2014. NOW accounts decreased $39 million, or 2%, while money market and savings account volume increased $237 million, or 5%, between June 30, 2014 and September 30, 2014. Time deposits increased $89 million, or 4% between quarter-ends. Period-end deposit growth during the third quarter of 2014 was strongest in the Houston, New Orleans, Little Rock, Dallas, and Birmingham markets.

Table D - Period-End Deposits ($ in Millions)

	Period-End Balances ($ Millions)			% Change (1)			Mix
	9/30/13	6/30/14	9/30/14	Year/Year	Qtr/Qtr	Annualized	6/30/14	9/30/14
Non-interest	$2,529	$3,047	$3,157	25%	4%	14%	25%	25%
NOW Accounts	2,137	2,234	2,195	3%	-2%	-7%	19%	18%
Savings/MMkt	4,421	4,685	4,922	11%	5%	20%	39%	40%
Time Deposits	1,864	2,015	2,104	13%	4%	18%	17%	17%

Total Deposits	$10,951	$11,981	$12,378	13%	3%	13%	100%	100%

(1)	Year over Year growth includes the impact of acquisitions.

On an average balance and linked quarter basis, non-interest-bearing deposits increased $309 million, or 11%, and interest-bearing deposits increased $842 million, or 10%. The rate on average interest-bearing deposits in the third quarter of 2014 was 0.40%, an increase of five basis points on a linked quarter basis.

Other Assets And Funding

Excess liquidity averaged $489 million in the third quarter of 2014, up $252 million, or 106%, on a linked quarter basis. The investment portfolio increased $47 million, or 2%, to $2.2 billion on average in the third quarter of 2014. On a period-end basis, the investment portfolio equated to $2.2 billion, or 14% of total assets at September 30, 2014, unchanged compared to June 30, 2014. The investment portfolio had an effective duration of 3.2 years at September 30, 2014, a slight decrease compared to June 30, 2014. The investment portfolio had a $0.6 million unrealized gain at September 30, 2014. The average yield on investment securities decreased four basis points on a linked quarter basis to 2.20% in the third quarter of 2014. The Company holds in its investment portfolio primarily government agency securities. Municipal securities comprised only 7% of total investments at September 30, 2014. The Company holds for investment no sovereign debt, corporate debt or equity securities, trust preferred securities, or derivative exposure to foreign counterparties.

On a linked quarter basis, average short-term debt increased $12 million, or 1%, and the cost of short-term debt increased one basis point. Average long-term debt increased $54 million, or 18%, and the cost of debt decreased 59 basis points to 2.75%. The cost of average interest-bearing liabilities was 0.46% in the third quarter of 2014, an increase of three basis points on a linked quarter basis.

Asset Quality

Legacy assets consist of assets originated by the company and not acquired. To provide additional consistency and transparency for financial reporting of Acquired Assets, the Company divides Acquired Assets into these distinct categories:

1)	Acquired Assets that are scheduled to lose FDIC loss share coverage on October 1, 2014;

2)	Acquired Assets that are scheduled to lose FDIC loss share coverage over the next 12 months;

3)	Acquired Assets that will continue to be covered under FDIC loss share coverage beyond the next 12 months;

4)	Acquired Assets not covered under FDIC loss share agreements using SOP accounting treatment (in accordance with ASC Topic 310-30); and

5)	Acquired Assets not covered under FDIC loss share agreements not using SOP accounting treatment.

Between June 30, 2014 and September 30, 2014, legacy NPAs decreased $7 million, or 11%, due to $6 million in former bank branches and related land that were sold out of OREO during the third quarter of 2014. At September 30, 2014, those bank-related properties in OREO totaled $13 million, or 21% of total NPAs. Legacy NPAs equated to 0.46% of total assets at September 30, 2014, and 0.37% of total assets excluding bank-related properties. Loans past due 30 days or more (including non-accruing loans) increased $2 million, or 5%, and represented 0.55% of total loans at September 30, 2014, unchanged compared to June 30, 2014.

Table E - Legacy Asset Quality Summary

Excludes the impact of all Acquired Assets (FDIC-assisted acquisitions and other acquisitions, impaired and not impaired)

	For Quarter Ended:			% or Basis Point Change
($ thousands)	9/30/2013	6/30/2014	9/30/2014	Year/Year		Qtr/Qtr
Non-performing Assets	$75,863	$69,001	$61,542	-19%		-11%
Note: NPAs excluding Former Bank Properties	65,345	50,415	48,808	-25%		-3%

Past Due Loans	57,662	48,189	50,505	-12%		5%
Classified Assets	78,059	67,796	67,462	-14%		0%

Non-performing Assets/Assets	0.66%	0.53%	0.46%	(20	) bps	(7	) bps
NPAs/(Loans + OREO)	0.98%	0.78%	0.67%	(31	) bps	(11	) bps
Classified Assets/Total Assets	0.66%	0.52%	0.50%	(16	) bps	(2	) bps
(Past Dues & Non-accruals)/Loans	0.75%	0.55%	0.55%	(20	) bps	0	bps

Provision For Loan Losses	$2,868	$3,004	$4,022	4	0%	34%
Net Charge-Offs/(Recoveries)	303	759	2,131	60	4%	181%

Provision Less Net Charge-Offs	$2,565	$2,245	$1,891	-2	6%	-16%

Net Charge-Offs/Average Loans	0.02%	0.04%	0.09%	7	bps	5	bps
Allowance For Loan Losses/Loans	0.83%	0.80%	0.79%	(4	) bps	(1	) bps
Allowance for Credit Losses to Total Loans	0.99%	0.93%	0.92%	(7	) bps	(1	) bps

Table F provides a breakdown of Acquired Assets under the other five categories pertaining to Acquired Assets and the asset quality performance measures associated with Acquired Assets in each category.

Table F – Acquired Assets By Portfolio Type (1)

All FDIC-assisted acquisitions and other acquired loans (impaired and not impaired)

	Acquired FDIC Covered Assets			Acquired Non-Covered Assets		Total Acquired Assets
($ thousands)	Non SFR (Losing Loss Share Coverage as of October 1, 2014)	Non SFR (Losing Loss Share Coverage within next 12 months)	SFR (Losing Loss Share Coverage 10 years from Acquisition)	SOP Assets (2)	Non-SOP Assets (2)
Loans, net	$44,880	$219,930	$259,379	$431,244	$943,824	$1,899,257
Other Real Estate Owned	2,688	17,947	11,327	7,946	—	39,908
Allowance for Loan Losses	(8,661)	(34,581)	(15,855)	(2,327)	(579)	(62,003)

Non-accrual loans	$15,291	$46,554	$51,937	$43,389	$449	$157,620
Foreclosed assets	—	972	—	44	—	1,016
Other real estate owned	2,688	16,975	11,327	7,902	—	38,892
Accruing Loans More Than 90 Days Past Due	—	—	186	—	—	186

Non-performing Assets	17,979	64,501	63,450	51,335	449	197,714

Total Past Due Loans	$15,334	$48,647	$54,484	$46,228	$4,455	$169,148

Non-performing Assets to Total Loans and OREO	37.80%	27.12%	23.44%	11.69%	0.05%	10.20%
Past Due and Non-accrual Loans to Loans	34.17%	22.12%	21.01%	10.72%	0.47%	8.91%

Provision For Loan Losses	$71	$1,093	$703	$(436)	$261	$1,692
Net Charge-Offs/(Recoveries)	—	(75)	(0)	15	135	76

Provision Less Net Charge-Offs	$71	$1,168	$703	$(451)	$125	$1,616

Net Charge-Offs to Average Loans	0.00%	-0.14%	0.00%	0.01%	0.12%	0.02%
Allowance for Loan Losses to Loans	19.30%	15.72%	6.11%	0.54%	0.06%	3.26%
Allowance for Credit Losses to Total Loans	19.30%	15.72%	6.11%	0.54%	0.06%	3.26%

Indemnification asset collectible from the FDIC and OREO	$—	$2,936	$13,803	$—	$—	$16,739

(1)	Amounts in this table are presented gross of discounts unless otherwise noted.
(2)	The classification of assets acquired from Teche and First Private as SOP or Non-SOP assets is preliminary and subject to change. At September, 30, 2014, Teche loans of $57.9 million and $588.4 million are included in SOP and Non-SOP assets, respectively. First Private loans of $279.8 million have been included as Non-SOP loans at September 30, 2014.

Capital Position

The Company maintains favorable capital strength. At September 30, 2014, the Company reported a tangible common equity ratio of 8.47%, up one basis point compared to June 30, 2014. At September 30, 2014, the Company’s preliminary Tier 1 leverage ratio was 9.22%, down 81 basis points compared to June 30, 2014 (the decline in the Tier 1 leverage capital ratio was due to the manner in which the leverage ratio is calculated using capital in the numerator at period-end and average total assets in the denominator.) The Company’s preliminary total risk-based capital ratio at September 30, 2014, was 12.42%, down one basis point compared to June 30, 2014.

Commencing in 2015, the Company will experience a 50% phase-out of Tier 1 capital treatment for its trust preferred securities with no commensurate change in total regulatory capital. In addition, by year-end 2014, the Company will experience the expiration of FDIC loss share protection on non-single family loans associated with three

FDIC-assisted transactions. The expiration of FDIC loss share coverage on those assets will result in increased risk weighting associated with those assets. The influence of the phase-out of Tier 1 treatment on trust preferred securities and the scheduled expiration of certain FDIC loss share coverage is estimated to reduce the Company’s Tier 1 leverage ratio, Tier 1 risk based capital ratio, and total risk based capital ratio by approximately 36, 59, and 17 basis points, respectively, beginning in 2015.

On October 26, 2011, the Company announced a share repurchase program totaling 900,000 shares of common stock. No shares were repurchased under this program during the third quarter of 2014. A total of 46,692 shares remain under the currently authorized share repurchase program.

At September 30, 2014, book value per share was $54.35, up $0.49 per share compared to June 30, 2014. Tangible book value per share was $37.91, up $0.50 per share compared to June 30, 2014. Based on the closing stock price of the Company’s common stock of $63.59 per share on October 22, 2014, this price equated to 1.17 times September 30, 2014 book value and 1.68 times September 30, 2014 tangible book value per share.

On September 16, 2014, the Company declared a quarterly cash dividend of $0.34 per share. This dividend level equated to an annualized dividend rate of $1.36 per share and an indicated dividend yield of 2.14%.

IBERIABANK Corporation

The Company is a financial holding company with 278 combined offices, including 186 bank branch offices and three loan production offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 22 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 58 locations in 10 states. The Company has eight locations with representatives of IBERIA Wealth Advisors in four states, and one IBERIA Capital Partners, L.L.C. office in New Orleans.

The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.” The Company’s market capitalization was approximately $2.1 billion, based on the NASDAQ Global Select Market closing stock price on October 22, 2014.

The following 11 investment firms currently provide equity research coverage on the Company:

•	Bank of America Merrill Lynch

•	FIG Partners, LLC

•	Jefferies & Co., Inc.

•	Keefe, Bruyette & Woods, Inc.

•	Raymond James & Associates, Inc.

•	Robert W. Baird & Company

•	Sandler O’Neill + Partners, L.P.

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	SunTrust Robinson-Humphrey

•	Wunderlich Securities

Conference Call

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Thursday, October 23, 2014, beginning at 8:30 a.m. Central Time by dialing 1-800-230-1096. The confirmation code for the call is 338575. A replay of the call will be available until midnight Central Time on October 30, 2014 by dialing 1-800-475-6701. The confirmation code for the replay is 338575. The Company has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on the Company’s web site, www.iberiabank.com, under “Investor Relations” and then “Presentations.”

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant activities or transactions that in management’s opinion can distort period-to-period comparisons of the Company’s performance. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP disclosures are included as tables at the end of this release. Refer to press release supplemental table for this reconciliation.

Assumptions Regarding Projected Earnings in Future Periods

The Company’s net interest margin and operating EPS guidance for full year 2014 were based on the following significant assumptions:

•	Recent forward interest rate curve projections;

•	No significant change in credit quality;

•	No significant changes to the preliminary purchase accounting marks assumed on the Company’s most recently completed acquisitions;

•	No significant cash flow or credit quality changes on Acquired Assets;

•	Achieving the $10.7 million in recently disclosed earnings enhancement initiatives; and

•	Mortgage and title insurance projections continue to reflect the current environment and expectations.

Caution About Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, including statements related to the expected timing of the closing of the proposed merger, the expected returns and other benefits of the proposed merger to shareholders, expected improvement in operating efficiency resulting from the proposed merger, estimated expense reductions resulting from the transaction and the timing of achievement of such reductions, the impact on and timing of the recovery of the impact on tangible book value, and the effect of the merger on IBKC’s capital ratios. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements, and there can be no assurances that: the proposed merger will close when expected, the expected returns and other benefits of the proposed merger to shareholders will be achieved, the expected operating efficiencies will result, estimated expense reductions resulting from the transaction will occur as and when expected, the impact on tangible book value will be recovered or as expected or that the effect on IBKC’s capital ratios will be as expected. Factors that could cause or contribute to such differences include, but are not limited to, the possibility that expected benefits may not materialize in the time frames expected or at all, or may be more costly to achieve; that the merger transaction may not be timely completed, if at all; that prior to completion of the merger transaction or thereafter, the parties’ respective businesses may not perform as expected due to transaction-related uncertainties or other factors; that the parties are unable to implement successful integration strategies; that the required regulatory, shareholder, or other closing conditions are not satisfied in a timely manner, or at all; reputational risks and the reaction of the parties’ customers to the merger transaction; diversion of management time to merger-related issues; and other factors and risk influences contained in the cautionary language included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in IBKC’s Form 10-K for the fiscal year ended December 31, 2013, and Form 10-Qs for the quarters ended March 31, 2014, June 30, 2014, and other documents subsequently filed by IBKC with the SEC. Consequently, no forward-looking statement can be guaranteed. Neither IBKC nor Florida Bank Group undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For any forward-looking statements made in this press release or any related documents, IBKC and Florida Bank Group claim protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This communication is being made in respect of the proposed merger transaction involving IBKC and Florida Bank Group. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger, IBKC will file with the SEC a registration statement on Form S-4 that will include a proxy statement/prospectus for the shareholders of Florida Bank Group. IBKC also plans to file other documents with the SEC regarding the proposed merger transaction with Florida Bank Group. Florida Bank Group will mail the final proxy statement/prospectus to its shareholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement/prospectus, as well as other filings containing information about IBKC and Florida Bank Group, will be available without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, when available, without charge, from IBKC’s website (http://www.iberiabank.com), under the heading “Investor Information” and on Florida Bank Group’s website, at (www.flbank.com).

IBKC and Florida Bank Group, and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Florida Bank Group in respect of the proposed merger transaction. Information regarding the directors and executive officers of IBKC is set forth in the definitive proxy statement for IBKC’s 2014 annual meeting of shareholders, as filed with the SEC on April 7, 2014, and in Forms 3, 4 and 5 filed with the SEC by its officers and directors. Information regarding the directors and executive officers of Florida Bank Group who may be deemed participants in the solicitation of the shareholders of Florida Bank Group in connection with the proposed transaction will be included in the proxy statement/prospectus for Florida Bank Group’s special meeting of shareholders, which will be filed by IBKC with the SEC. Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and other relevant documents regarding the proposed merger transaction filed with the SEC when they become available.

Table 1 - IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended			For The Quarter Ended
	September 30,			June 30,
	2014	2013	% Change	2014	% Change
Income Data (in thousands):
Net Interest Income	$121,041	$97,452	24%	$108,979	11%
Net Interest Income (TE) (1)	123,175	99,773	23%	111,170	11%
Net Income	29,744	23,192	28%	18,548	60%
Earnings Available to Common Shareholders - Basic	29,744	23,192	28%	18,548	60%
Earnings Available to Common Shareholders - Diluted	29,296	22,767	29%	18,250	61%

Per Share Data:
Earnings Available to Common Shareholders - Basic	$0.89	$0.78	14%	$0.60	48%
Earnings Available to Common Shareholders - Diluted	0.89	0.78	14%	0.60	48%
Operating Earnings (Non-GAAP)	1.00	0.83	21%	0.96	4%
Book Value	54.35	51.30	6%	53.86	1%
Tangible Book Value (2)	37.91	37.00	2%	37.41	1%
Cash Dividends	0.34	0.34	—	0.34	—
Closing Stock Price	62.51	53.61	17%	69.19	(10%)

Key Ratios: (3)
Operating Ratios:
Return on Average Assets	0.76%	0.71%		0.53%
Return on Average Common Equity	6.52%	6.08%		4.56%
Return on Average Tangible Common Equity (2)	9.68%	8.74%		6.62%
Net Interest Margin (TE) (1)	3.47%	3.37%		3.48%
Efficiency Ratio	72.0%	76.9%		81.2%
Tangible Operating Efficiency Ratio (TE) (Non-GAAP) (1) (2)	66.4%	73.0%		68.3%
Full-time Equivalent Employees	2,703	2,559		2,760

Capital Ratios:
Tangible Common Equity Ratio (Non-GAAP)	8.47%	8.64%		8.46%
Tangible Common Equity to Risk-Weighted Assets	10.34%	10.93%		10.33%
Tier 1 Leverage Ratio	9.22%	9.65%		10.03%
Tier 1 Capital Ratio	11.23%	12.02%		11.23%
Total Risk Based Capital Ratio	12.42%	13.28%		12.43%
Common Stock Dividend Payout Ratio	38.2%	43.6%		61.2%

Asset Quality Ratios:
Excluding FDIC Covered Assets and Acquired Assets
Non-performing Assets to Total Assets (4)	0.46%	0.66%		0.53%
Allowance for Loan Losses to Loans	0.79%	0.83%		0.80%
Net Charge-offs to Average Loans	0.09%	0.02%		0.04%
Non-performing Assets to Total Loans and OREO (4)	0.67%	0.98%		0.78%

	For The Quarter Ended		For The Quarter Ended
	September 30,		June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
	End of Period	Average	Average	Average	Average
Balance Sheet Summary (in thousands):
Excess Liquidity (5)	$410,860	$489,221	$237,712	$114,621	$204,970
Total Investment Securities	2,224,348	2,168,345	2,120,988	2,116,166	2,131,804
Loans, Net of Unearned Income	11,079,199	11,008,163	10,003,753	9,551,351	9,172,490
Loans, Net of Unearned Income, Excluding Covered Assets and Acquired Assets	9,179,942	9,019,127	8,645,109	8,324,676	7,936,271
Total Assets	15,516,609	15,478,406	14,041,868	13,362,918	13,115,171
Total Deposits	12,377,775	12,223,027	11,071,698	10,816,122	10,835,263
Total Shareholders’ Equity	1,817,548	1,808,719	1,632,355	1,557,006	1,535,043

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(3)	All ratios are calculated on an annualized basis for the period indicated.
(4)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets.
(5)	Excess Liquidity includes interest-bearing deposits in banks and fed funds sold, but excludes liquidity sources and uses from off-balance sheet arrangements.

N/M - Comparison of the information presented is not meaningful given the periods presented.

Table 2 - IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

BALANCE SHEET (End of Period)	September 30,			June 30,
	2014	2013	% Change	2014	% Change
ASSETS
Cash and Due From Banks	$257,147	$260,742	(1.4%)	$286,615	(10.3%)
Interest-bearing Deposits in Banks	410,860	292,706	40.4%	381,955	7.6%

Total Cash and Equivalents	668,007	553,448	20.7%	668,570	(0.1%)
Investment Securities Available for Sale	2,103,828	1,964,389	7.1%	2,008,953	4.7%
Investment Securities Held to Maturity	120,520	155,678	(22.6%)	132,245	(8.9%)

Total Investment Securities	2,224,348	2,120,067	4.9%	2,141,198	3.9%
Mortgage Loans Held for Sale	148,530	108,285	37.2%	178,380	(16.7%)
Loans, Net of Unearned Income	11,079,199	9,043,037	22.5%	10,898,420	1.7%
Allowance for Loan Losses	(134,540)	(148,545)	(9.4%)	(133,519)	0.8%

Loans, Net	10,944,659	8,894,492	23.0%	10,764,901	1.7%
Loss Share Receivable	94,712	204,885	(53.8%)	120,532	(21.4%)
Premises and Equipment	307,868	289,157	6.5%	307,090	0.3%
Goodwill and Other Intangibles	551,611	426,384	29.4%	550,874	0.1%
Other Assets	576,874	548,359	5.2%	593,496	(2.8%)

Total Assets	$15,516,609	$13,145,077	18.0%	$15,325,041	1.3%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$3,157,453	$2,529,296	24.8%	$3,047,349	3.6%
NOW Accounts	2,194,803	2,136,624	2.7%	2,233,993	(1.8%)
Savings and Money Market Accounts	4,921,510	4,420,776	11.3%	4,685,367	5.0%
Certificates of Deposit	2,104,009	1,864,068	12.9%	2,014,438	4.4%

Total Deposits	12,377,775	10,950,764	13.0%	11,981,147	3.3%
Short-term Borrowings	553,000	—	100.0%	738,000	(25.1%)
Securities Sold Under Agreements to Repurchase	259,783	258,850	0.4%	296,741	(12.5%)
Trust Preferred Securities	111,862	111,862	—	111,862	—
Other Long-term Debt	243,707	169,239	44.0%	253,885	(4.0%)
Other Liabilities	152,934	129,094	18.5%	144,100	6.1%

Total Liabilities	13,699,061	11,619,809	17.9%	13,525,735	1.3%
Total Shareholders’ Equity	1,817,548	1,525,268	19.2%	1,799,306	1.0%

Total Liabilities and Shareholders’ Equity	$15,516,609	$13,145,077	18.0%	$15,325,041	1.3%

BALANCE SHEET (Average)	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
ASSETS
Cash and Due From Banks	$229,556	$237,631	$234,924	$225,527	$219,113
Interest-bearing Deposits in Banks	489,221	237,712	114,621	204,970	213,092
Investment Securities	2,168,345	2,120,988	2,116,166	2,131,804	2,096,974
Mortgage Loans Held for Sale	165,791	140,122	96,019	112,499	119,343
Loans, Net of Unearned Income	11,008,163	10,003,753	9,551,351	9,172,490	8,975,347
Allowance for Loan Losses	(133,443)	(132,049)	(139,726)	(148,030)	(160,994)
Loss Share Receivable	111,383	131,375	154,634	188,932	228,047
Other Assets	1,439,390	1,302,336	1,234,930	1,226,979	1,253,513

Total Assets	$15,478,406	$14,041,868	$13,362,918	$13,115,171	$12,944,435

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest-bearing Deposits	$3,057,513	$2,748,468	$2,623,075	$2,572,599	$2,338,772
NOW Accounts	2,228,378	2,229,264	2,230,745	2,145,036	2,257,050
Savings and Money Market Accounts	4,877,051	4,372,855	4,296,360	4,329,985	4,213,765
Certificates of Deposit	2,060,085	1,721,111	1,665,943	1,787,643	1,918,669

Total Deposits	12,223,027	11,071,698	10,816,122	10,835,263	10,728,256
Short-term Borrowings	627,192	632,778	285,383	49,946	1,630
Securities Sold Under Agreements to Repurchase	292,677	274,681	299,106	285,745	288,029
Trust Preferred Securities	111,862	111,862	111,862	111,862	111,862
Long-term Debt	247,108	192,845	168,367	169,063	170,452
Other Liabilities	167,821	125,649	125,072	128,249	130,052

Total Liabilities	13,669,687	12,409,513	11,805,912	11,580,128	11,430,280
Total Shareholders’ Equity	1,808,719	1,632,355	1,557,006	1,535,043	1,514,155

Total Liabilities and Shareholders’ Equity	$15,478,406	$14,041,868	$13,362,918	$13,115,171	$12,944,435

Table 3 - IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Three Months Ended
INCOME STATEMENT	September 30,			June 30,
	2014	2013	% Change	2014	% Change
Interest Income	$133,167	$108,512	22.7%	$119,220	11.7%
Interest Expense	12,126	11,060	9.6%	10,241	18.4%

Net Interest Income	121,041	97,452	24.2%	108,979	11.1%
Provision for Loan Losses	5,714	2,014	183.7%	4,748	20.3%

Net Interest Income After Provision for Loan Losses	115,327	95,438	20.8%	104,231	10.6%
Service Charges	10,205	7,512	35.8%	8,203	24.4%
ATM / Debit Card Fee Income	3,287	2,476	32.8%	2,937	11.9%
BOLI Proceeds and Cash Surrender Value Income	1,047	908	15.3%	935	11.9%
Mortgage Income	12,814	15,202	(15.7%)	17,957	(28.6%)
Gain (Loss) on Sale of Investments, Net	582	13	4343.2%	8	6797.3%
Title Revenue	5,577	5,482	1.7%	5,262	6.0%
Broker Commissions	5,297	3,950	34.1%	5,479	(3.3%)
Other Non-interest Income	6,854	7,720	(11.2%)	7,182	(4.6%)

Total Non-interest Income	45,663	43,263	5.5%	47,963	(4.8%)
Salaries and Employee Benefits	64,934	59,234	9.6%	68,846	(5.7%)
Occupancy and Equipment	14,883	14,572	2.1%	16,104	(7.6%)
Amortization of Acquisition Intangibles	1,493	1,179	26.6%	1,244	20.1%
Other Non-interest Expense	38,750	33,166	16.8%	41,181	(5.9%)

Total Non-interest Expense	120,060	108,152	11.0%	127,375	(5.7%)
Income Before Income Taxes	40,930	30,549	34.0%	24,819	64.9%
Income Tax Expense	11,186	7,357	52.0%	6,271	78.4%

Net Income	$29,744	$23,192	28.3%	$18,548	60.4%

Preferred Stock Dividends	—	—	—	—	—

Earnings Available to Common Shareholders - Basic	29,744	23,192	28.3%	18,548	60.4%

Earnings Allocated to Unvested Restricted Stock	(448)	(425)	5.6%	(298)	50.3%

Earnings Available to Common Shareholders - Diluted	$29,296	$22,767	28.7%	$18,250	60.5%

Earnings Per Share, Diluted	$0.89	$0.78	13.8%	$0.60	48.0%

Impact of Non-Operating Items (Non-GAAP)	$0.11	$0.05	131.3%	$0.36	(68.4%)

Earnings Per Share, Diluted, Excluding Non-operating Items (Non-GAAP)	$1.00	$0.83	20.8%	$0.96	4.2%

NUMBER OF SHARES OUTSTANDING
Basic Shares - All Classes (Average)	33,309,881	29,631,799	12.4%	30,787,520	8.2%
Diluted Shares - Common Shareholders (Average)	32,926,969	29,147,232	13.0%	30,386,105	8.4%
Book Value Shares (Period End) (1)	33,440,859	29,734,459	12.5%	33,410,082	0.1%

	2014			2013
INCOME STATEMENT	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
Interest Income	$133,167	$119,220	$114,232	$114,092	$108,512
Interest Expense	12,126	10,241	9,824	10,654	11,060

Net Interest Income	121,041	108,979	104,408	103,438	97,452
Provision for Loan Losses	5,714	4,748	2,103	4,700	2,014

Net Interest Income After Provision for Loan Losses	115,327	104,231	102,305	98,738	95,438
Total Non-interest Income	45,663	47,963	35,681	38,715	43,263
Total Non-interest Expense	120,060	127,375	107,428	102,674	108,152

Income Before Income Taxes	40,930	24,819	30,558	34,779	30,549
Income Tax Expense	11,186	6,271	8,163	9,175	7,357

Net Income	$29,744	$18,548	$22,395	$25,604	$23,192

Preferred Stock Dividends	—	—	—	—	—

Earnings Available to Common Shareholders - Basic	29,744	18,548	22,395	25,604	23,192

Earnings Allocated to Unvested Restricted Stock	(448)	(298)	(405)	(456)	(425)

Earnings Available to Common Shareholders - Diluted	$29,296	$18,250	$21,990	$25,148	$22,767

Earnings Per Share, Basic	$0.89	$0.60	$0.75	$0.86	$0.78

Earnings Per Share, Diluted	$0.89	$0.60	$0.75	$0.86	$0.78

Book Value Per Common Share	$54.35	$53.86	$52.04	$51.40	$51.30
Tangible Book Value Per Common Share	$37.91	$37.41	$37.59	$37.17	$37.00

Return on Average Assets	0.76%	0.53%	0.68%	0.77%	0.71%
Return on Average Common Equity	6.52%	4.56%	5.83%	6.62%	6.08%
Return on Average Tangible Common Equity	9.68%	6.62%	8.36%	9.43%	8.74%

(1)	Shares used for book value purposes exclude shares held in treasury at the end of the period.

Table 4 - IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Nine Months Ended
INCOME STATEMENT	September 30,
	2014	2013	% Change
Interest Income	$366,619	$323,105	13.5%
Interest Expense	32,192	36,299	(11.3%)

Net Interest Income	334,427	286,806	16.6%
Provision for Loan Losses	12,565	445	N/M

Net Interest Income After Provision for Loan Losses	321,862	286,361	12.4%
Service Charges	25,421	21,415	18.7%
ATM / Debit Card Fee Income	8,691	7,017	23.9%
BOLI Proceeds and Cash Surrender Value Income	4,423	2,747	61.0%
Mortgage Income	40,903	51,841	(21.1%)
Gain on Sale of Investments, net	609	2,315	(73.7%)
Title Revenue	15,007	16,199	(7.4%)
Broker Commissions	14,823	11,347	30.6%
Other Non-interest Income	19,430	17,361	11.9%

Total Non-interest Income	129,307	130,242	(0.7%)
Salaries and Employee Benefits	193,641	185,578	4.3%
Occupancy and Equipment	44,977	44,050	2.1%
Amortization of Acquisition Intangibles	3,955	3,543	11.6%
Other Non-interest Expense	112,290	137,239	(18.2%)

Total Non-interest Expense	354,863	370,410	(4.2%)
Income Before Income Taxes	96,306	46,193	108.5%
Income Tax Expense	25,619	6,694	(282.7%)

Net Income	$70,687	$39,499	79.0%

Preferred Stock Dividends	—	—	—

Earnings Available to Common Shareholders - Basic	$70,687	$39,499	79.0%

Earnings Allocated to Unvested Restricted Stock	(1,159)	(744)	55.7%

Earnings Available to Common Shareholders - Diluted	69,528	38,755	79.4%

Earnings Per Share, diluted	$2.25	$1.33	68.6%

Table 5 - IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

LOANS	September 30,			June 30,
	2014	2013	% Change	2014	% Change
Residential Mortgage Loans	$1,069,963	$563,455	89.9%	$1,065,873	0.4%
Commercial Loans:
Real Estate	4,279,575	3,779,839	13.2%	4,271,669	0.2%
Business	3,227,332	2,684,244	20.2%	3,108,649	3.8%

Total Commercial Loans	7,506,907	6,464,083	16.1%	7,380,318	1.7%
Consumer Loans:
Indirect Automobile	394,691	369,755	6.7%	392,355	0.6%
Home Equity	1,565,878	1,281,014	22.2%	1,525,758	2.6%
Automobile	140,287	87,342	60.6%	125,202	12.0%
Credit Card Loans	69,352	60,637	14.4%	65,892	5.3%
Other	332,121	216,751	53.2%	343,023	(3.2%)

Total Consumer Loans	2,502,329	2,015,499	24.2%	2,452,230	2.0%

Total Loans	11,079,199	9,043,037	22.5%	10,898,421	1.7%

Allowance for Loan Losses	(134,540)	(148,545)		(133,519)

Loans, Net	$10,944,659	$8,894,492		$10,764,902

Reserve for Unfunded Commitments	(12,099)	(11,959)	1.2%	(11,260)	7.4%
Allowance for Credit Losses	(146,639)	(160,503)	(8.6%)	(144,778)	1.3%

ASSET QUALITY DATA (1)	September 30,			June 30,
	2014	2013	% Change	2014	% Change
Non-accrual Loans	$195,680	$341,691	(42.7%)	$208,673	(6.2%)
Foreclosed Assets	1,035	1,592	(35.0%)	1,186	(12.8%)
Other Real Estate Owned	62,351	127,395	(51.1%)	83,293	(25.1%)
Accruing Loans More Than 90 Days Past Due	190	10,844	(98.2%)	1,095	(82.6%)

Total Non-performing Assets	$259,256	$481,522	(46.2%)	$294,247	(11.9%)

Loans 30-89 Days Past Due	$23,784	$26,445	(10.1%)	$31,875	(25.4%)

Non-performing Assets to Total Assets	1.67%	3.66%	(54.4%)	1.92%	(13.1%)
Non-performing Assets to Total Loans and OREO	2.32%	5.25%	(55.7%)	2.68%	(13.2%)
Allowance for Loan Losses to Non-performing Loans (2)	68.8%	42.1%	63.2%	63.7%	8.0%
Allowance for Loan Losses to Non-performing Assets	51.9%	30.8%	68.4%	45.4%	14.5%
Allowance for Loan Losses to Total Loans	1.21%	1.64%	(26.1%)	1.23%	(0.9%)
Allowance for Credit Losses to Non-performing Loans (2)	74.9%	45.5%	64.4%	69.0%	8.5%
Allowance for Credit Losses to Non-performing Assets	56.6%	33.3%	69.7%	49.2%	15.0%
Allowance for Credit Losses to Total Loans	1.32%	1.77%	(25.4%)	1.33%	(0.4%)

Year to Date Charge-offs	$8,571	$6,938	23.5%	$5,311	N/M
Year to Date Recoveries	(4,739)	(4,353)	8.9%	(3,686)	N/M

Year to Date Net Charge-offs	$3,832	$2,585	48.3%	$1,625	N/M

Quarter to Date Net Charge-offs	$2,207	$239	825.0%	$857	157.6%

Quarter to Date Net Charge-offs to Average Loans (Annualized)	0.08%	0.01%	654.1%	0.03%	131.5%
Year to Date Net Charge-offs to Average Loans	0.05%	0.04%	27.4%	0.03%	50.0%

(1)	For purposes of this table, non-performing assets include all loans meeting non-performing asset criteria, including assets acquired in FDIC-assisted transactions.
(2)	Non-performing loans consist of non-accruing loans and accruing loans 90 days or more past due.

N/M - Comparison of the information presented is not meaningful given the periods presented.

Table 6 - IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

LOANS (Excluding Covered Assets and Acquired Assets) (1)	September 30,			June 30,
	2014	2013	% Change	2014	% Change
Residential Mortgage Loans	$497,075	$389,912	27.5%	$457,991	8.5%
Commercial Loans:
Real Estate	3,527,612	2,951,465	19.5%	3,427,165	2.9%
Business	3,093,873	2,589,405	19.5%	2,960,146	4.5%

Total Commercial Loans	6,621,485	5,540,870	19.5%	6,387,311	3.7%
Consumer Loans:
Indirect Automobile	394,078	367,308	7.3%	391,481	0.7%
Home Equity	1,229,998	1,072,671	14.7%	1,172,748	4.9%
Automobile	123,446	86,680	42.4%	106,875	15.5%
Credit Card Loans	68,731	59,936	14.7%	65,260	5.3%
Other	245,129	202,196	21.2%	250,281	(2.1%)

Total Consumer Loans	2,061,382	1,788,791	15.2%	1,986,645	3.8%

Total Loans	9,179,942	7,719,573	18.9%	8,831,947	3.9%

Allowance for Loan Losses	(72,537)	(64,165)		(70,647)

Loans, Net	$9,107,405	$7,655,408		$8,761,298

Reserve for Unfunded Commitments	(12,099)	(11,959)	1.2%	(11,260)	7.4%
Allowance for Credit Losses	(84,636)	(76,124)	11.2%	(81,907)	3.3%

ASSET QUALITY DATA (Excluding Covered Assets and Acquired Assets)(1)	September 30,			June 30,
	2014	2013	% Change	2014	% Change
Non-accrual Loans	$38,060	$43,838	(13.2%)	$34,187	11.3%
Foreclosed Assets	19	42	(55.3%)	113	(83.6%)
Other Real Estate Owned	23,459	30,565	(23.2%)	34,681	(32.4%)
Accruing Loans More Than 90 Days Past Due	4	1,418	(99.7%)	20	(77.8%)

Total Non-performing Assets	$61,542	$75,863	(18.9%)	$69,001	(10.8%)

Loans 30-89 Days Past Due	$12,441	$12,406	0.3%	$13,982	(11.0%)
Troubled Debt Restructurings (2)	3,421	19,941	(82.8%)	5,413	(36.8%)
Current Troubled Debt Restructurings (3)	1,093	1,468	(25.5%)	1,189	(8.0%)

Non-performing Assets to Total Assets	0.46%	0.66%	(30.7%)	0.53%	(13.3%)
Non-performing Assets to Total Loans and OREO	0.67%	0.98%	(31.7%)	0.78%	(14.1%)
Allowance for Loan Losses to Non-performing Loans (4)	190.6%	141.8%	34.4%	206.5%	(7.7%)
Allowance for Loan Losses to Non-performing Assets	117.9%	84.6%	39.4%	102.4%	15.1%
Allowance for Loan Losses to Total Loans	0.79%	0.83%	(4.9%)	0.80%	(1.2%)
Allowance for Credit Losses to Non-performing Loans (1) (4)	222.3%	168.2%	32.2%	239.4%	(7.1%)
Allowance for Credit Losses to Non-performing Assets (1)	137.5%	100.3%	37.1%	118.7%	15.9%
Allowance for Credit Losses to Total Loans (1)	0.92%	0.99%	(6.5%)	0.93%	(0.6%)

Year to Date Charge-offs	$8,242	$6,785	21.5%	$5,198	N/M
Year to Date Recoveries	(4,338)	(4,283)	1.3%	(3,425)	N/M

Year to Date Net Charge-offs (Recoveries)	$3,904	$2,502	56.0%	$1,773	N/M

Quarter to Date Net Charge-offs (Recoveries)	$2,131	$303	N/M	$759	180.8%

Quarter to Date Net Charge-offs to Average Loans (Annualized)	0.09%	0.02%	N/M	0.04%	144.4%
Year to Date Net Charge-offs to Average Loans	0.06%	0.05%	30.9%	0.04%	40.3%

(1)	For purposes of this table, loans and non-performing assets exclude all assets acquired.
(2)	Troubled debt restructurings meeting past due and non-accruing criteria are included in loans past due and non-accrual loans above.
(3)	Current troubled debt restructurings are defined as troubled debt restructurings not past due or on non-accrual status for the respective periods.
(4)	Non-performing loans consist of nonaccruing loans and accruing loans 90 days or more past due.

N/M - Comparison of the information presented is not meaningful given the periods presented.

Table 6A - IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

LOANS (Covered Assets and Acquired Assets Only) (1)	September 30,			June 30,
	2014	2013	% Change	2014	% Change
Residential Mortgage Loans	$572,888	$173,543	230.1%	$607,882	(5.8%)
Commercial Loans:
Real Estate	751,963	828,374	(9.2%)	844,504	(11.0%)
Business	133,459	94,839	40.7%	148,503	(10.1%)

Total Commercial Loans	885,422	923,213	(4.1%)	993,007	(10.8%)
Consumer Loans:
Indirect Automobile	613	2,447	(74.9%)	874	(29.9%)
Home Equity	335,880	208,343	61.2%	353,010	(4.9%)
Automobile	16,841	662	2443.5%	18,327	(8.1%)
Credit Card Loans	621	701	(11.5%)	632	(1.8%)
Other	86,992	14,555	497.7%	92,742	(6.2%)

Total Consumer Loans	440,947	226,708	94.5%	465,585	(5.3%)

Total Loans Receivable	1,899,257	1,323,464	43.5%	2,066,474	(8.1%)

Allowance for Loan Losses	(62,003)	(84,380)		(62,872)

Loans, Net	$1,837,254	$1,239,084		$2,003,602

ASSET QUALITY DATA (Covered Assets and Acquired Assets Only) (1)	September 30,			June 30,
	2014	2013	% Change	2014	% Change
Non-accrual Loans	$157,620	$297,853	(47.1%)	$174,486	(9.7%)
Foreclosed Assets	1,016	1,550	(34.4%)	1,073	(5.3%)
Other Real Estate Owned	38,892	96,830	(59.8%)	48,612	(20.0%)
Accruing Loans More Than 90 Days Past Due	186	9,426	(98.0%)	1,075	(82.7%)

Total Non-performing Assets	$197,714	$405,659	(51.3%)	$225,246	(12.2%)

Loans 30-89 Days Past Due	$11,343	$14,039	(19.2%)	$17,893	(36.6%)

Non-performing Assets to Total Assets	9.84%	25.19%	(60.9%)	10.23%	(3.8%)
Non-performing Assets to Total Loans and OREO	10.20%	28.53%	(64.3%)	10.64%	(4.2%)
Allowance for Loan Losses to Non-performing Loans (2)	39.3%	27.5%	43.1%	35.8%	9.7%
Allowance for Loan Losses to Non-performing Assets	31.4%	20.8%	50.8%	27.9%	12.4%
Allowance for Loan Losses to Total Loans	3.26%	6.38%	(48.8%)	3.04%	7.3%

Year to Date Charge-offs	$329	$153	114.9%	$113	N/M
Year to Date Recoveries	(401)	(70)	474.6%	(261)	N/M

Year to Date Net Charge-offs (Recoveries)	(72)	83	(187.2%)	(148)	N/M

Quarter to Date Net Charge-offs (Recoveries)	76	(64)	218.6%	98	(22.8%)

Quarter to Date Net Charge-offs to Average Loans (Annualized)	0.02%	-0.02%	188.6%	0.03%	(47.9%)
Year to Date Net Charge-offs to Average Loans	-0.01%	0.01%	(184.9%)	-0.02%	(72.6%)

(1)	For purposes of this table, acquired loans and non-performing assets are presented only. Non-performing assets include all loans meeting nonperforming asset criteria.
(2)	Non-performing loans consist of non-accruing loans and accruing loans 90 days or more past due.

N/M - Comparison of the information presented is not meaningful given the periods presented

Table 7 - Non-Covered and Net Covered Loan Portfolio Volumes And Yields ($ in Millions)

	3Q 2013		4Q 2013		1Q 2014		2Q 2014		3Q 2014
	Average Balance	Yield	Average Balance	Yield	Average Balance	Yield	Average Balance	Yield	Average Balance	Yield
Non Covered Loans, net	$8,104	4.39%	$8,421	4.43%	$8,860	4.38%	$9,379	4.30%	$10,450	4.37%

Covered Loans, net	$872	13.90%	$751	19.46%	$691	15.00%	$625	14.70%	$559	21.64%

FDIC Indemnification Asset	228	-39.25%	189	-60.36%	155	-49.83%	131	-51.22%	111	-88.25%

Covered Loans, net of Indemnification Asset Amortization	$1,100	2.88%	$940	3.43%	$846	3.18%	$756	3.16%	$670	3.07%

Table 8 - IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	September 30, 2014			June 30, 2014		September 30, 2013
	Interest	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$14,375	$1,110,718	5.18%	$702,475	5.29%	$545,017	5.05%
Commercial Loans (TE) (1)	97,321	7,468,004	5.17%	7,113,450	4.84%	6,443,410	5.49%
Consumer and Other Loans	33,150	2,429,441	5.41%	2,187,828	5.17%	1,986,920	4.84%

Total Loans	144,846	11,008,163	5.22%	10,003,753	4.94%	8,975,347	5.32%
Loss Share Receivable	(25,120)	111,383	-88.25%	131,375	-51.22%	228,047	-39.25%

Total Loans and Loss Share Receivable	119,726	11,119,546	4.29%	10,135,128	4.22%	9,203,394	4.21%
Mortgage Loans Held for Sale	1,594	165,791	3.84%	140,122	4.21%	119,343	4.32%
Investment Securities (TE) (1)(2)	10,994	2,137,736	2.20%	2,109,255	2.24%	2,093,549	1.98%
Other Earning Assets	853	567,895	0.60%	308,712	0.82%	258,362	0.89%

Total Earning Assets	133,167	13,990,968	3.81%	12,693,217	3.80%	11,674,648	3.74%
Allowance for Loan Losses		(133,443)		(132,049)		(160,994)
Non-earning Assets		1,620,881		1,480,700		1,430,781

Total Assets		$15,478,406		$14,041,868		$12,944,435

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities
Deposits:
NOW Accounts	$1,546	$2,228,378	0.28%	$2,229,264	0.25%	$2,257,050	0.34%
Savings and Money Market Accounts	3,588	4,877,051	0.29%	4,372,855	0.26%	4,213,764	0.25%
Certificates of Deposit	4,067	2,060,085	0.78%	1,721,111	0.72%	1,918,669	0.83%

Total Interest-bearing Deposits	9,201	9,165,514	0.40%	8,323,230	0.35%	8,389,483	0.40%
Short-term Borrowings	406	919,869	0.17%	907,459	0.16%	289,659	0.14%
Long-term Debt	2,519	358,970	2.75%	304,707	3.34%	282,314	3.37%

Total Interest-bearing Liabilities	12,126	10,444,353	0.46%	9,535,396	0.43%	8,961,456	0.49%
Non-interest-bearing Demand Deposits		3,057,513		2,748,468		2,338,772
Non-interest-bearing Liabilities		167,821		125,649		130,052

Total Liabilities		13,669,687		12,409,513		11,430,280
Shareholders’ Equity		1,808,719		1,632,355		1,514,155

Total Liabilities and Shareholders’ Equity		$15,478,406		$14,041,868		$12,944,435

Net Interest Spread		$121,041	3.36%	$108,979	3.38%	$97,452	3.25%
Tax-equivalent Benefit		2,134	0.06%	2,191	0.07%	2,321	0.08%
Net Interest Income (TE) / Net Interest Margin (TE) (1)		$123,175	3.47%	$111,170	3.48%	$99,773	3.37%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

Table 9 - IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Nine Months Ended
	September 30, 2014			September 30, 2013
	Interest	Average Balance	Average Yield/Rate (%)	Interest	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$32,438	$804,710	5.37%	$21,868	$504,154	5.78%
Commercial Loans (TE) (1)	268,866	7,159,481	5.03%	258,420	6,324,468	5.48%
Consumer and Other Loans	87,820	2,228,904	5.27%	78,056	1,928,747	5.41%

Total Loans	389,124	10,193,095	5.11%	358,344	8,757,369	5.48%
Loss Share Receivable	(61,393)	132,306	-61.19%	(68,707)	293,116	-30.91%

Total Loans and Loss Share Receivable	327,731	10,325,401	4.26%	289,637	9,050,485	4.30%
Mortgage Loans Held for Sale	3,953	134,232	3.93%	3,965	155,900	3.39%
Investment Securities (TE) (1)(2)	32,911	2,120,226	2.22%	27,323	2,065,295	1.94%
Other Earning Assets	2,024	351,232	0.77%	2,180	423,775	0.69%

Total Earning Assets	366,619	12,931,091	3.83%	323,105	11,695,456	3.74%
Allowance for Loan Losses		(135,050)			(196,412)
Non-earning Assets		1,506,110			1,467,475

Total Assets		$14,302,151			$12,966,519

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities
Deposits:
NOW Accounts	$4,480	$2,229,454	0.27%	$5,836	$2,402,803	0.32%
Savings and Money Market Accounts	9,108	4,517,549	0.27%	8,864	4,166,013	0.28%
Certificates of Deposit	10,093	1,817,156	0.74%	13,038	2,024,369	0.86%

Total Interest-bearing Deposits	23,681	8,564,159	0.37%	27,738	8,593,185	0.43%
Short-term Borrowings	1,022	805,167	0.17%	365	292,453	0.16%
Long-term Debt	7,489	314,924	3.14%	8,196	328,856	3.29%

Total Interest-bearing Liabilities	32,192	9,684,250	0.44%	36,299	9,214,494	0.52%
Non-interest-bearing Demand Deposits		2,811,276			2,097,110
Non-interest-bearing Liabilities		139,669			130,368

Total Liabilities		12,635,195			11,441,972
Shareholders’ Equity		1,666,956			1,524,547

Total Liabilities and Shareholders’ Equity		$14,302,151			$12,966,519

Net Interest Spread		$334,427	3.38%		$286,806	3.22%
Tax-equivalent Benefit		6,554	0.07%		7,182	0.08%
Net Interest Income (TE) / Net Interest Margin (TE) (1)		$340,981	3.49%		$293,988	3.33%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

Table 10 - IBERIABANK CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(dollars in thousands)

	For The Quarter Ended
	September 30, 2014	June 30, 2014	September 30, 2013
Net Interest Income (GAAP)	$121,041	$108,979	$97,452
Effect of Tax Benefit on Interest Income	2,134	2,191	2,321

Net Interest Income (TE) (Non-GAAP) (1)	123,175	111,170	99,773

Non-interest Income (GAAP)	45,663	47,963	43,263
Effect of Tax Benefit on Non-interest Income	564	503	489

Non-interest Income (TE) (Non-GAAP) (1)	46,227	48,466	43,752

Taxable Equivalent Revenues (Non-GAAP) (1)	169,402	159,636	143,525

Securities Gains and other non-interest income	(582)	(9)	(13)

Taxable Equivalent Operating Revenues (Non-GAAP) (1)	$168,820	$159,626	$143,512

Total Non-interest Expense (GAAP)	$120,060	$127,375	$108,152
Less Intangible Amortization Expense	(1,493)	(1,244)	(1,179)

Tangible Non-interest Expense (Non-GAAP) (2)	118,567	126,131	106,973

Merger-related expenses	1,752	10,419	85
Severance expenses	1,226	5,466	554
(Gain) Loss on sale of long-lived assets, net of impairment	4,213	1,241	977
(Reversal of) Provision for FDIC clawback liability	(797)	—	667
Other non-operating non-interest expense	1	18	(36)

Tangible Operating Non-interest Expense (Non-GAAP) (2)	$112,172	$108,987	$104,725

Return on Average Common Equity (GAAP)	6.52%	4.56%	6.08%
Effect of Intangibles (2)	3.16%	2.06%	2.66%
Effect of Non Operating Revenues and Expenses	1.19%	3.82%	0.52%

Operating Return on Average Tangible Common Equity (Non-GAAP) (2)	10.87%	10.44%	9.26%

Efficiency Ratio (GAAP)	72.0%	81.2%	76.9%
Effect of Tax Benefit Related to Tax-exempt Income	(1.1%)	(1.4%)	(1.5%)

Efficiency Ratio (TE) (Non-GAAP) (1)	70.9%	79.8%	75.4%
Effect of Amortization of Intangibles	(0.9%)	(0.8%)	(0.9%)
Effect of Non-operating Items	(3.5%)	(10.7%)	(1.5%)

Tangible Operating Efficiency Ratio (TE)(Non-GAAP) (1) (2)	66.4%	68.3%	73.0%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.

Table 11 - IBERIABANK CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1)

(dollars in thousands)

	For The Quarter Ended
	September 30, 2014			June 30, 2014			September 30, 2013
	Dollar Amount			Dollar Amount			Dollar Amount
	Pre-tax	After-tax (2)	Per share	Pre-tax	After-tax (2)	Per share	Pre-tax	After-tax (2)	Per share
Net Income (Loss) (GAAP)	$40,930	$29,744	$0.89	$24,819	$18,548	$0.60	$30,549	$23,192	$0.78

Non-interest income adjustments
Gain on sale of investments and other non-interest income	(582)	(378)	(0.01)	(9)	(6)	(0.00)	(13)	(8)	(0.00)
Non-interest expense adjustments
Merger-related expenses	1,752	1,139	0.04	10,419	6,840	0.22	85	55	0.00
Severance expenses	1,226	797	0.02	5,466	3,553	0.11	554	360	0.01
(Gain) Loss on sale of long-lived assets, net of impairment	4,213	2,738	0.08	1,241	807	0.03	977	635	0.02
(Reversal of) Provision for FDIC clawback liability	(797)	(518)	(0.02)	—	—	—	667	434	0.01
Other non-operating non-interest expense	1	1	(0.00)	18	12	0.00	(36)	(23)	(0.00)

Operating earnings (Non-GAAP)	46,743	33,523	1.00	41,954	29,754	0.96	32,783	24,644	0.83
Covered and acquired (reversal of) provision for loan losses	1,692	1,100	0.03	1,744	1,134	0.04	(854)	(555)	(0.02)
Other provision for loan losses	4,022	2,614	0.08	3,004	1,953	0.06	2,868	1,864	0.07

Pre-provision operating earnings (Non-GAAP)	$52,457	$37,237	$1.11	$46,702	$32,841	$1.06	$34,797	$25,954	$0.89

(1)	Per share amounts may not appear to foot due to rounding.
(2)	After-tax amounts estimated based on a 35% marginal tax rate.

Table 12 - IBERIABANK CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1)

(dollars in thousands)

	For The Nine Months Ended
	September 30, 2014			September 30, 2013
	Dollar Amount			Dollar Amount
	Pre-tax	After-tax (2)	Per share	Pre-tax	After-tax (2)	Per share
Net Income (Loss) (GAAP)	$96,306	$70,687	$2.25	$46,193	$39,499	$1.33

Non-interest income adjustments
Gain on sale of investments and other non-interest income	(2,382)	(2,076)	(0.06)	(2,315)	(1,505)	(0.05)
Non-interest expense adjustments
Merger-related expenses	13,138	8,608	0.27	217	141	0.00
Severance expenses	6,812	4,427	0.14	2,321	1,509	0.05
(Gain) Loss on sale of long-lived assets, net of impairment	5,994	3,896	0.12	37,408	24,315	0.82
(Reversal of) Provision for FDIC clawback liability	(797)	(518)	(0.02)	797	518	0.02
Debt prepayment	—	—	—	2,307	1,500	0.05
Other non-operating non-interest expense	198	129	0.01	1,246	810	0.04

Operating earnings (Non-GAAP)	119,269	85,153	2.71	88,174	66,787	2.27
Covered and acquired (reversal of) provision for loan losses	3,544	2,304	0.07	(2,439)	(1,585)	(0.05)
Other (reversal of) provision for loan losses	9,021	5,863	0.19	2,884	1,874	0.06

Pre-provision operating earnings (Non-GAAP)	$131,834	$93,320	$2.97	$88,619	$67,076	$2.28

(1)	Per share amounts may not appear to foot due to rounding.
(2)	After-tax amounts estimated based on a 35% marginal tax rate.